Exhibit 8.2

21 Platform Way South, Suite 3500 Nashville, TN 37203 (615) 742-6200

January 29, 2026

Mountain Commerce Bancorp, Inc.
6101 Kingston Pike
Knoxville, Tennessee 37919

    Re:     Registration Statement on Form S-4
Ladies and Gentlemen:
We have acted as tax counsel to Mountain Commerce Bancorp, Inc., a Tennessee corporation (“MCBI”), in connection with the following: (i) the proposed merger (the “Reverse Merger”) of HOMB Acquisition Sub IV, Inc., an Arkansas corporation (“Acquisition Sub”), with and into MCBI with MCBI surviving, and (ii) immediately following the consummation of the Reverse Merger, the proposed merger of MCBI with and into Home BancShares, Inc., an Arkansas corporation (“HOMB”), with HOMB surviving (the “Second-Step Merger”, and together with the Reverse Merger, the “Merger”), each as contemplated by that certain Agreement and Plan of Merger (“Merger Agreement”), dated as of December 7, 2025, by and among HOMB, MCBI, Mountain Commerce Bank, a Tennessee state banking corporation (“MCB”), Centennial Bank, an Arkansas state bank (“Centennial”) and Acquisition Sub. In connection with the Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”) of HOMB, including the joint proxy statement/prospectus forming a part thereof, relating to the Merger and initially filed with the Securities and Exchange Commission on January 13, 2026 and amended on January 29, 2026, you have requested our opinion as to certain U.S. federal income tax matters. All capitalized terms used and not otherwise defined in this opinion letter shall have the respective meanings ascribed thereto in the Merger Agreement.
In connection with our opinion, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness of the facts, information, representations, covenants and agreements contained in the Merger Agreement, the Registration Statement and such other documents as we have deemed necessary or appropriate in order for us to render the opinion below. In our examination, we have assumed (i) the Merger and related transactions will be consummated in accordance with the provisions of the Merger Agreement and as described in the Registration Statement (and no covenant or condition described therein and affecting this opinion will be waived or modified), (ii) the Merger Agreement and the ancillary agreements related thereto represent the entire understanding of HOMB, MCBI, MCB, Centennial, and Acquisition Sub with respect to the Merger, (iii) the statements concerning the Merger and the parties thereto set forth in the Merger Agreement and the Registration Statement are true, complete and correct, and the Registration Statement is true, complete and correct and will remain true, complete, and correct at all times up to and including the effective time of the Merger, (iv) all such statements qualified by knowledge, belief or materiality (or comparable qualification) are and will be true, complete and correct as if made without such qualification, (v) all documents submitted to us as originals are authentic, all documents submitted to us as copies conform to the originals, all relevant

         bassberry.com

January 29, 2026

documents have been or will be duly executed in the form presented to us and all natural persons who have executed such documents are of legal capacity, and (vi) all applicable reporting requirements have been or will be satisfied. If any of the assumptions described above is untrue for any reason or if the Merger is consummated in a manner that is different from the manner described in the Merger Agreement and the Registration Statement, our opinion as expressed below may be adversely impacted.
Based upon and subject to the foregoing and the exceptions, limitations and qualifications described in the Registration Statement, it is our opinion that insofar as it summarizes U.S. federal income tax law, the discussion set forth in the Registration Statement under the caption “Material United States Federal Income Tax Consequences of the Merger” is accurate in all material respects.
We express no opinion on any issue or matter relating to the tax consequences of the transactions contemplated by the Merger Agreement or the Registration Statement other than the opinion set forth above. Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, in each case, as they are in effect and exist at the date of this opinion. Any of the foregoing authorities may be changed at any time with retroactive effect, and any such change in applicable laws or the facts and circumstances surrounding the Merger and related transactions, or any inaccuracy in the statements, facts or assumption upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform MCBI of any such change or inaccuracy that may occur or come to our attention. In addition, this opinion is being delivered prior to the consummation of the Merger and therefore is prospective and dependent on future events.
This opinion is furnished to you solely in connection with the Registration Statement. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Sincerely,

/s/ Bass, Berry & Sims PLC